EXHIBIT 3.6

                          Articles of Amendment to the
                 Amended and Restated Articles of Incorporation
                       of CNL Hospitality Properties, Inc.

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                              ARTICLES OF AMENDMENT


                                       TO


               THE AMENDED AND RESTATED ARTICLES OF INCORPORATION


                                       OF


                        CNL HOSPITALITY PROPERTIES, INC.



                  CNL Hospitality Properties, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City, Maryland (hereinafter called the "corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:


                  FIRST: The Amended and Restated Articles of Incorporation (the "Articles of Incorporation") are hereby amended by striking out ARTICLE V,
SECTION 5.4(xviii)


                  The Company shall not make loans to the Advisor or its Affiliates.


                  and inserting in lieu thereof the following:


                  The Company shall not make loans to the Advisor or its Affiliates, except as provided under Section 6.4(ii).


                  SECOND: The Articles of Incorporation are hereby amended by striking out ARTICLE VI, SECTION 6.4(ii)


                  The Company will not make any loans to Affiliates. Any loans to the Company by the Advisor or its Affiliates must be approved by a majority of the Directors (including a majority of Independent Directors) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Company than comparable loans between unaffiliated parties.


                  and inserting in lieu thereof the following:


                  The Company shall not make loans to Affiliates, except (A) to wholly owned subsidiaries of the Company, or (B) mortgage loans to Joint Ventures (and joint ventures of wholly owned subsidiaries of the Company) in which no co-venturer is the Sponsor, the Advisor, the Directors or any Affiliate of those persons or of the Company (other than a wholly owned subsidiary of the Company) as provided under Section 5.4(iii). Any loans to the Company by the Advisor or its Affiliates must be approved by a majority of the Directors (including a majority of Independent Directors) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Company than comparable loans between unaffiliated parties.


                  THIRD: The Articles of Incorporation are hereby amended by striking out ARTICLE VII, SECTION 7.1


                  Authorized Shares. The beneficial interest in the Company shall be divided into Equity Shares. The total number of Equity Shares which the Company is authorized to issue is one hundred twenty-six million (126,000,000) shares of beneficial interest, consisting of sixty million (60,000,000) Common Shares (as defined and described in Section 7.2(ii) hereof), three million (3,000,000) Preferred Shares (as defined in Section 7.3 hereof) and sixty-three million (63,000,000) Excess Shares (as defined in Section 7.7 hereof). All Shares shall be fully paid and nonassessable when issued. Shares may be issued for such consideration as the Directors determine, or if issued as a result of a Share dividend or Share split, without any consideration.


                  and inserted in lieu thereof the following:


                  Authorized Shares. The beneficial interest in the Company shall be divided into Equity Shares. The total number of Equity Shares which the Company is authorized to issue is two hundred sixteen million (216,000,000)
shares of beneficial interest, consisting of one hundred fifty million (150,000,000) Common Shares (as defined and described in Section 7.2(ii) hereof), three million (3,000,000) Preferred Shares (as defined in Section 7.3 hereof) and sixty-three million (63,000,000) Excess Shares (as defined in
Section 7.7 hereof). All Shares shall be fully paid and nonassessable when issued. Shares may be issued for such consideration as the Directors determine, or if issued as a result of a Share dividend or Share split, without any consideration.


                  FOURTH: (a) The total number of shares of all classes of stock of the corporation heretofore authorized, and the number and par value of the shares of each class are as follows:


                  The total number of Equity Shares which the Company was authorized to issue was one hundred twenty-six million (126,000,000) shares of beneficial interest, consisting of sixty million (60,000,000) Common Shares, three million (3,000,000) Preferred Shares and sixty-three million (63,000,000) Excess Shares. The par value of the Common Shares and the Excess Shares was $0.01 per share. Preferred Shares had not been assigned a par value.


                  (b) The total number of shares of all classes of stock of the corporation as increased, and the number and par value of the shares of each class, are as follows:


                   The total number of Equity Shares which the Company is authorized to issue is two hundred sixteen million (216,000,000) shares of beneficial interest, consisting of one hundred fifty million (150,000,000) Common Shares, three million (3,000,000) Preferred Shares and sixty-three million (63,000,000) Excess Shares. The par value of the Common Shares and the Excess Shares remains $0.01 per share. Preferred Shares have not been assigned a par value.


                  FIFTH: The amendment of the Articles of Incorporation of the corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the corporation.




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                  IN WITNESS  WHEREOF:  CNL  Hospitality  Properties,  Inc., has
caused these presents to be signed in its name and on its behalf by its Vice Chairman and President and attested by its Secretary on June 20, 2000.


                  THE UNDERSIGNED, Vice Chairman and President of CNL Hospitality Properties, Inc., who executed on behalf of said corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his of her knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.





ATTEST:  CNL Hospitality Properties, Inc.



/s/ Lynn E. Rose                              /s/ Robert A. Bourne
---------------------------------             ----------------------------------
Lynn E. Rose, Secretary                       Robert A. Bourne,
                                              Vice Chairman and President